Exhibit 99.1

Gevo Reports 3rd Quarter 2017 Financial Results

- Gevo to Host Conference Call Today at 4:30 p.m. EST/2:30 MST -

•	Reports net loss per share of ($0.25) for the quarter

•	Reports non-GAAP Adjusted Net Loss Per Share[1] of ($0.36) for the quarter

•	Ended the quarter with cash and cash equivalents of $14.8 million

•	Reports revenue of $7.7 million for the quarter

•	Reports loss from operations of $5.1 million for the quarter

•	Reports non-GAAP Cash EBITDA Loss[2] of $3.4 million for the quarter

ENGLEWOOD, Colo. – November 6, 2017 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the quarter ended September 30, 2017. Key highlights for the third quarter of 2017 and key subsequent events include:

•	On October 9, 2017, Gevo announced that the U.S. Department of Energy’s (DOE) Chemical Catalysis for Bioenergy Consortium (ChemCatBio) had awarded funding to Los Alamos National Laboratory, National Renewable Energy Laboratory, Argonne National Laboratory and Oak Ridge National Laboratory in support of two collaboration projects with Gevo. The first project is focused on improving the energy density of certain Gevo hydrocarbon products, such as its alcohol-to-jet-fuel (ATJ), to meet product specifications for tactical missile fuels, which are currently purchased by the U.S. Department of Defense. The goal of the second project is to fine-tune the composition of the catalyst used in Gevo’s proprietary Ethanol-to-Olefins (ETO) process, in order to improve performance and accelerate scale-up efforts.

•	On October 3, 2017, Gevo announced that it expected to supply its renewable ATJ to the Virgin Australia Group, a leading Australian airline group. The Virgin Australia Group will be responsible for coordinating the purchase, supply and blending of the ATJ into the fuel supply system at Brisbane Airport in Queensland, Australia. The ATJ is expected to be blended with traditional jet fuel and supplied on flights departing Brisbane Airport, including Virgin Australia flights. The Queensland government is supporting the arrangement as a first step in the development of a renewable jet fuel production industry in the state. Queensland is looking to leverage carbohydrate-based feedstocks, abundant to its local agricultural sector, to support the build-out of renewable jet fuel production plants in the future. Gevo is well positioned to play a role in this growth, as Gevo believes its ATJ is cost advantaged in comparison to other renewable jet alternatives derived from carbohydrate-based feedstocks.

•	In September 2017, the Board of Directors of the Company approved voluntarily reductions of the exercise price of certain Series M Warrants exercisable into 3,945,000 shares of the Company’s common stock from an exercise price of $2.35 per share of common stock to $0.60 per share of common stock. In October the Board of Directors of the Company approved voluntarily reductions of the exercise price of certain other Series M Warrants exercisable into 1,185,000 shares of the Company’s common stock from an exercise price of $2.35 per share of common stock to $0.65 per share of common stock, and Series M Warrants exercisable

[1]	Adjusted Net Loss Per Share is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of Adjusted Net Loss Per Share to GAAP net loss per share is provided in the financial statement tables following this release.
[2]

Cash EBITDA Loss is calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations; a reconciliation of Cash EBITDA Loss to GAAP loss from operations is provided in the financial statement tables following this release.

into 300,000 shares of the Company’s common stock from an exercise price of $2.35 per share of common stock to $0.60 per share of common stock. In September and October 2017, all 5,130,000 of these Series M Warrants were exercised, resulting in proceeds to the Company of $3.3 million.

•	On July 25, 2017, Gevo announced, in conjunction with Praj Industries Ltd. (“Praj”) that its proprietary isobutanol technology will now be available for licensing to processors of sugar cane juice and molasses. This follows on the back of Praj’s development work, adapting Gevo’s technology to sugar cane and molasses feedstocks. A Joint Development Agreement and a Development License Agreement were entered into between Praj and Gevo in November 2015. The goal of these agreements was for Praj to adapt Gevo’s isobutanol technology to using non-corn based sugars and lignocellulose feedstocks. In the first phase of development, Praj worked with Gevo’s technology using sugar cane and molasses feedstocks, and worked on developing a process design package to be offered for commercialization to cane juice and molasses-based ethanol plants, as licensees of Gevo’s isobutanol technology. Licensing is expected to be focused on Praj plants located in India, South America and South East Asia, with initial capacity targeted to come on-line in the 2019/2020 timeframe.

Commenting on the Company’s most recently completed fiscal quarter, Dr. Patrick Gruber, Chief Executive Officer of Gevo, stated, “We are very pleased to have Virgin Australia work with us on the project to bring renewable ATJ to the Brisbane airport. This is expected to serve the purpose of working through any supply chain issues, and should also bring attention to the tremendous resources and potential of Queensland. The demand for isobutanol-blended gasoline for the ethanol-free segment in the Houston market continued to grow, in spite of the disruptions in logistics caused by the hurricanes. In Europe, isooctane sales continue to perform well through our partner, Haltermann Carless (HCS Holding GmbH).”

“We are pleased that the DOE made several grants to their national laboratories that should benefit our technologies and products. The Los Alamos project that is looking to convert our isobutanol-derived hydrocarbons to missile fuels is particularly interesting, in that these products are high value and not dependent on being renewable. It is strictly about performance. They are going to attempt to make our already higher-than-average energy density jet fuel much higher, to make is suitable to meet the specifications for various tactical missile fuels,” added Dr. Gruber.

Outlook for 2017

The following are the operational and financial targets and milestones that Gevo has established for 2017:

•	Restructure Gevo’s balance sheet in a manner that addresses the debt represented by the outstanding convertible notes and that allows Gevo to execute on its long-term strategy and business development plan. Gevo believes that this target was met as a result of the debt exchange that it concluded with WB Gevo, Ltd. on June 20, 2017.

•	Obtain binding supply contracts for a combination of isobutanol and related hydrocarbon products equal to at least fifty percent (50%) of the capacity of the anticipated expanded production facility that Gevo plans to construct in Luverne, Minnesota (the “Luverne Facility Expansion”). Based on the current status of the discussions Gevo is having with potential customers, Gevo does not expect that it will meet this target during 2017. However, Gevo believes that this target may be achieved in 2018.

•	Gevo plans to achieve a Projected Cash EBITDA Loss of $18.0 - $20.0 million for the fiscal year ending December 31, 2017. Gevo believes that it is on track to achieve this target.[3]

Strategic Review

Management and the Board of Directors are reviewing the Company’s strategic and financial options. Management and the Board of Directors are committed to exploring all strategic and financial options that are in the best interests of all of the Company’s stakeholders, including our stockholders, and that are designed to maximize the value of the Company. Specifically, management and the Board of Directors are exploring all options to improve the cash flow profile of the Company’s business, including the Company’s production facility located in Luverne, Minnesota (the “Luverne Facility”), to allow the Company sufficient time to develop the markets and customers for its renewable isobutanol and related hydrocarbon products.

[3]

Projected Cash EBITDA Loss is calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations; a reconciliation of Projected Cash EBITDA Loss to GAAP loss from operations is provided in the financial statement tables following this release.

The Company is currently engaged in discussions with several interested strategic parties regarding transactions or investments that would provide capital that would assist it in implementing its business development plans. There are no assurances that the Company will successfully complete such transactions or investments into the Company.

In line with the Company’s desire to improve the cash flow profile of the Luverne Facility, the Company decided to reduce its employee base at the Luverne Facility in October 2017 to better match industry norms in terms of staffing levels necessary to produce solely ethanol at the plant. The Company does not believe that this staffing reduction will impact its ability to periodically return to the co-production of isobutanol and ethanol, as the Company expects to temporarily shift resources from its headquarters in Englewood, Colorado to the Luverne Facility to make up for any shortfalls. The Company expects that this reduction in force, as well as the focus on ethanol production, will result in a significant decrease in controllable expenses at the Luverne Facility.

In addition, the Company is currently reviewing other initiatives to improve the cash flow profile of the Luverne Facility and its headquarter operations located in Englewood, Colorado, which it expects to undertake in the near future.

Operational Summary for the Quarter

In the third quarter of 2017, Gevo produced approximately 100,000 gallons of isobutanol at its Luverne Facility, and approximately 200,000 gallons thus far in 2017. Consistent with Gevo’s Luverne Facility production guidance, isobutanol production this quarter was focused on producing sufficient volumes to provide enough inventory to support market and customer development efforts in the future, as well as to continue to optimize Gevo’s technology and to generate data that is expected to help decrease operating and capital costs associated with the Luverne Facility Expansion. Gevo’s current isobutanol production goals are not to maximize production, but rather to align such production with isobutanol sales and technology efforts. As a result, during certain periods of the third quarter of 2017, Gevo only produced ethanol at the Luverne Facility. Given the Luverne Facility has only one production line suitable for isobutanol, Gevo’s current isobutanol production costs are higher than its expected sales price. As a result, the cash flow profile of the Luverne Facility is improved by dedicating production to ethanol, rather than co-producing isobutanol and ethanol.

In addition, the condition of two of the Company’s oldest fermentation vessels may limit the Company’s ability to co-produce isobutanol and ethanol (for more information, see the Luverne Facility Update section in the Company’s Form 10-Q for the Quarter ended September 30, 2017). The Company does expect to produce any more isobutanol during 2017. Going forward, the Company expects its operating strategy will be to focus on the production of ethanol and to produce limited volumes of isobutanol until the completion of the Luverne Facility Expansion or until the Company has repaired or replaced one or both of two older fermentation vessels.

During the third quarter of 2017, the Company sold limited quantities of isobutanol and renewable hydrocarbons (ATJ, isooctane and isooctene). In the quarter, the Company’s isobutanol market development efforts were focused on gaining market acceptance in its core gasoline blendstock markets such as marinas and on-road gasoline fueling stations, while maintaining its targeted selling price. The Company continued to work with its distribution partners to make investments to develop end-customer relationships, as well as to establish value chains to deliver its isobutanol to those end-customers. The Company believes that gasoline end users such as boat owners and car owners remain interested in purchasing isobutanol containing gasoline because of the improved properties compared to ethanol containing gasoline. The demand for the Company’s renewable isobutanol, in terms of the number of retail pumps selling isobutanol-blended finished gasoline in Houston and other markets, has grown rapidly during 2017. However, given the low number of pumps that were selling isobutanol-blended gasoline at the beginning of 2017, limited quantities of isobutanol have been sold during 2017. The Company expects that sales of the Company’s isobutanol will increase in 2018 as the markets for isobutanol-blended finished gasoline further develop.

Gevo’s market development efforts related to its renewable hydrocarbon products were mainly targeted towards entering into binding supply agreements to underpin the economics of the Luverne Facility Expansion that Gevo plans to construct. Gevo has been in discussions with numerous potential ATJ and isooctane customers to enter into long term supply agreements, with a goal of signing contracts representing the majority of the isobutanol production volumes to be produced at the expanded Luverne Facility. Currently, Gevo is discussing or negotiating terms for long-term supply agreements with two large potential customers. There can be no assurances that these discussions or negotiations will result in definitive binding agreements.

As Gevo develops markets for its products, there will be a mismatch in timing between isobutanol production and sales. As a result, at times Gevo will build isobutanol inventory levels. At September 30, 2017, Gevo had approximately 350,000 gallons of isobutanol and approximately 54,000 gallons of renewable hydrocarbons in inventory.

Also, during the third quarter of 2017, Gevo produced and sold approximately 4.2 million of ethanol.

Financial Highlights

Revenues for the third quarter of 2017 were $7.7 million compared with $6.9 million in the same period in 2016. During the third quarter of 2017, revenues derived at the Luverne Facility related to ethanol sales and related products were $7.4 million, an increase of approximately $1.0 million from the same period in 2016. This was primarily a result of higher ethanol and distiller grain prices and production in the third quarter of 2017 versus the same period in 2016.

During the third quarter of 2017, hydrocarbon revenues were $0.2 million, down $0.2 million as compared to the same period in 2016. Gevo’s hydrocarbon revenues are comprised of sales of ATJ, isooctane and isooctene.

Gevo generated grant and other revenue of $88,000 during the third quarter of 2017, down less than $0.1 million as compared to the same period in 2016.

Cost of goods sold was $9.7 million for the three months ended September 30, 2017, up $0.1 million as compared to the same period in 2016. Cost of goods sold included approximately $8.2 million associated with the production of ethanol, isobutanol and related products and approximately $1.5 million in depreciation expense.

Gross loss was $2.0 million for the three months ended September 30, 2017, versus $2.7 million in the same quarter in 2016.

Research and development expense increased by $0.1 million during the three months ended September 30, 2017, compared with the same period in 2016, due primarily to an increase in employee-related expenses.

Selling, general and administrative expense decreased by $0.4 million during the three months ended September 30, 2017, compared with the same period in 2016, due primarily to a decrease in legal expenses.

Loss from operations in the three months ended September 30, 2017 was $5.1 million, compared with $6.1 million in the same period in 2016.

Non-GAAP Cash EBITDA Loss in the three months ended September 30, 2017 was $3.4 million, compared with $4.1 million in the same period in 2016.

Interest expense in the three months ended September 30, 2017 was $0.8 million, down $1.3 million as compared to the same period in 2016, due to a decrease in outstanding principal balances of our debt.

During the three months ended September 30, 2017, the Company incurred a $0.4 million loss on changes in the fair value of the derivative warrant liability, primarily as a result of the repricing of a portion of the Series M warrants at a lower strike price.

During the three months ended September 30, 2017, the estimated fair value of the 2020 notes embedded derivative liability decreased, resulting in a non-cash gain of $2.2 million primarily due to the decrease in the price of the Company’s stock from June 30, 2017.

The net loss for the three months ended September 30, 2017 was $4.2 million, compared with $9.8 million during the same period in 2016.

The non-GAAP Adjusted Net Loss for the three months ended September 30, 2017 was $5.9 million, compared with $8.2 million during the same period in 2016.

The cash position at September 30, 2017 was $14.8 million and the total principal face value of the debt outstanding was $17.1 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick Gruber, Chief Executive Officer, Mike Willis, Chief Financial Officer, and Geoff Williams, General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1(888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 45648370. A replay of the call and webcast will be available two hours after the conference call ends on November 6, 2017. To access the replay, please dial 1-888-843-7419 (inside the US) or 1-630-652-3042 (outside the US) and reference the access code 45648370#. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce ATJ, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to the ability of Gevo to develop markets for its products, the status of negotiations or discussions with potential customers, Gevo’s ability to enter into binding offtake, sales or supply agreements for its products, Gevo’s ability to produce isobutanol or related hydrocarbon products at its Luverne Facility, Gevo’s ability to finance, construct and operate the contemplated expanded Luverne Facility, Gevo’s 2017 operational and financial targets and milestones, Gevo’s cash operating and financing expectations, the supply agreement with HCS Holding, Gevo’s financial condition, including liquidity, Gevo’s ability to secure new customer relationships across core markets, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2016, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP Cash EBITDA Loss, non-GAAP Adjusted Net Loss and non-GAAP Adjusted Net Loss Per Share. Non-GAAP Cash EBITDA Loss excludes non-cash items such as depreciation and stock-based compensation. Non-GAAP Adjusted Net Loss and non-GAAP Adjusted Net Loss Per Share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives.

Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-

GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Reverse Stock Split

On December 21, 2016, our Board of Directors approved a reverse split of our common stock, par value $0.01, at a ratio of one-for-twenty. This reverse stock split became effective on January 5, 2017 and, unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth in this press release and the accompanying consolidated financial statements have, where applicable, been adjusted to reflect this reverse stock split.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue and cost of goods sold
Ethanol sales and related products, net	$7,376	$6,363	$19,709	$19,288
Hydrocarbon revenue	235	451	984	1,462
Grant and other revenue	88	130	163	627

Total revenues	7,699	6,944	20,856	21,377

Cost of goods sold	9,709	9,650	28,822	28,862

Gross loss	(2,010)	(2,706)	(7,966)	(7,485)

Operating expenses
Research and development expense	1,210	1,156	4,318	3,670
Selling, general and administrative expense	1,893	2,273	6,190	6,337

Total operating expenses	3,103	3,429	10,508	10,007

Loss from operations	(5,113)	(6,135)	(18,474)	(17,492)

Other (expense) income
Interest expense	(811)	(2,100)	(2,152)	(6,497)
(Loss) on exchange of debt	—	(920)	(4,933)	(920)
(Loss)/Gain on extinguishment of warrant liability	—	5	—	(918)
(Loss) from change in fair value of the 2017 Notes	—	(1,854)	(339)	(3,629)
(Loss)/Gain from change in fair value of derivative warrant liability	(413)	1,154	5,106	(4,171)
Gain from change in fair value of 2020 notes embedded derivative	2,184	—	522	—
(Loss) on issuance of equity	—	—	—	(1,519)
Other income / (expense)	—	1	26	207

Total other expense, net	960	(3,714)	(1,770)	(17,447)

Net loss	(4,153)	(9,849)	(20,244)	(34,939)

Net loss per share - basic and diluted	$(0.25)	$(2.04)	$(1.40)	$(12.41)
Weighted-average number of common shares outstanding - basic and diluted	16,508,158	4,837,698	14,506,448	2,814,266

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$14,764	$27,888
Accounts receivable	1,243.0	1,122.0
Inventories	4,331.0	3,458.0
Prepaid expenses and other current assets	$828	$850

Total current assets	21,166	33,318

Property, plant and equipment, net	71,917	75,592
Restricted Deposits	—	2,611
Deposits and other assets	803	803

Total assets	$93,886	$112,324

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$5,129	$6,193
2017 Notes recorded at fair value	—	25,769
2020 Notes embedded derivative liability	6,453	—
Derivative warrant liability	2,139	2,698

Total current liabilities	13,721	34,660

2020 Notes, net	13,108	—
2022 Notes, net	515	8,221
Other long-term liabilities	142	179

Total liabilities	27,486	43,060

Total stockholders’ equity	66,400	69,264

Total liabilities and stockholders’ equity	$93,886	$112,324

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2017	2016
Operating Activities
Net loss	$(20,244)	$(34,939)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(Gain) from change in fair value of derivative warrant liability	(5,497)	4,171
(Gain) from change in fair value of 2020 embedded derivative	(522)	—
Loss from the change in fair value of the 2017 notes	339	3,629
Loss on exchange of debt	4,933	920
Loss/(Gain) on extinguishment of warrant liability	392	918
Loss on issuance of equity	—	1,519
Stock-based compensation	323	812
Depreciation and amortization	4,994	5,038
Non-cash interest expense	579	3,339
Changes in operating assets and liabilities:	—	—
Accounts receivable	(121)	312
Inventories	(873)	284
Prepaid expenses and other current assets	22	(113)
Accounts payable, accrued expenses, and long-term liabilities	(766)	(2,095)

Net cash used in operating activities	(16,441)	(16,205)

Investing Activities
Acquisitions of property, plant and equipment	(1,682)	(5,520)

Net cash used in investing activities	(1,682)	(5,520)

Financing Activities
Payments on secured debt	(9,791)	(504)
Debt and equity offering costs	(1,071)	(3,295)
Proceeds from issuance of common stock and common stock warrants	11,044	28,661
Proceeds from the exercise of warrants	2,206	10,895
	2,611	—

Net cash provided by financing activities	4,999	35,757

Net (decrease)/increase in cash and cash equivalents	(13,124)	14,032

Cash and cash equivalents
Beginning of period	27,888	17,031

End of period	$14,764	$31,063

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Non-GAAP Cash EBITDA:
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(2,552)	$(3,403)	$(9,755)	$(9,896)
Depreciation and amortization	1,542	1,503	4,619	4,450
Non-cash stock-based compensation	2	5	5	10

Non-GAAP cash EBITDA	$(1,008)	$(1,895)	$(5,131)	$(5,436)

Gevo, Inc.
Loss from operations	$(2,561)	$(2,732)	$(8,718)	$(7,596)
Depreciation and amortization	111	255	375	588
Non-cash stock-based compensation	98	265	318	802

Non-GAAP cash EBITDA	$(2,352)	$(2,212)	$(8,025)	$(6,206)

Gevo Consolidated
Loss from operations	$(5,113)	$(6,135)	$(18,473)	$(17,492)
Depreciation and amortization	1,653	1,758	4,994	5,038
Non-cash stock-based compensation	100	270	323	812

Non-GAAP cash EBITDA	$(3,360)	$(4,107)	$(13,156)	$(11,642)

Non-GAAP Adjusted Net Loss:
Gevo Consolidated
Net Loss	(4,153)	(9,849)	(20,244)	(34,939)
(Loss) on exchange of debt	—	(920)	(4,933)	(920)
(Loss) on extinguishment of warrant liablity	—	5	—	(918)
(Loss) from change in fair value of the 2017 Notes	—	(1,854)	(339)	(3,629)
(Loss)/Gain from change in fair value of derivative warrant liability	(413)	1,154	5,106	(4,171)
(Loss) from change in fair value of 2020 notes embedded derivative	2,184	—	522	—
(Loss) on issuance of equity	—	—	—	(1,519)
Non-GAAP Net Loss	$(5,924)	$(8,234)	$(20,600)	$(23,782)

Weighted-average number of common shares outstanding - basic and diluted	16,508,158	4,837,698	14,506,448	2,814,266

Non-GAAP Adjusted Net loss per share - basic and diluted	$(0.36)	$(1.70)	$(1.42)	$(8.45)

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

Projected Non-GAAP Cash EBITDA Loss	Year-Ended December 31, 2017 Estimated Range
Gevo consolidated
Loss from operations	$(24,000) - ($28,000)
Depreciation and amortization	5,500 - 7,000
Non-cash stock based compensation	500 - 1,000

Non-GAAP cash EBITDA loss	($18,000) - ($20,000)

###

Media Contact

David Rodewald

The David James Agency, LLC

+1 805-494-9508

gevo@davidjamesagency.com

Investor Contact

Shawn M. Severson

EnergyTech Investor, LLC

+1 415-233-7094

gevo@energytechinvestor.com

@ShawnEnergyTech

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